FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-15

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 06/17/26 12:44:51 UTC-4:00

Subject: WFCM 2026-5C10 - NEW ISSUE **STATUS**

WFCM 2026-5C10 - PUBLIC NEW ISSUE **STATUS**

$465.449MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, SG Americas Securities, LLC and UBS Securities LLC
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/MDBRS)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	GUIDANCE	STATUS
A-1	AAAsf/Aaa(sf)/AAA(sf)	$3.863	30.000%	2.37	1-55	17.6%	44.0%	AUCTIONED
A-2*	AAAsf/Aaa(sf)/AAA(sf)	[$97.940]	30.000%	[4.71]	[55-58]	17.6%	44.0%	J+A3-2	\ ~50%**
A-3*	AAAsf/Aaa(sf)/AAA(sf)	[$272.697]	30.000%	[4.88]	[58-60]	17.6%	44.0%	J+85a	/ COMBO
A-S	AAAsf/Aa3(sf)/AAA(sf)	$38.787	22.750%	4.96	60-60	15.9%	48.5%	J+120a	~55%**
B	AA-sf/NR/AA(sf)	$29.426	17.250%	4.96	60-60	14.9%	52.0%	J+140a	~50%**
C	A-sf/NR/A(sf)	$22.736	13.000%	4.96	60-60	14.2%	54.7%	J+200a	~30%**

*Sizes, WAL’s and Windows are subject to change as detailed in the attached Term Sheet

**There is some protection in the class

Privately Offered Certificates

Class	Expected Ratings (Fitch/Moody's/MDBRS)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	GUIDANCE	STATUS
D	BBB-sf/NR/BBB(sf)	$21.400	9.000%	4.96	60-60	13.5%	57.2%	J+455a	~60%**

**There is some protection in the class

POOL BALANCE:	$546,254,993
NUMBER OF LOANS/PROPERTIES:	29 / 62
WA MORTGAGE INT. RATE:	6.7897%
WA CUT-OFF LTV:	62.8%
WA UW NCF DSCR:	1.66x
WA UW NOI DEBT YLD:	12.3%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	67.9%

LOAN SELLERS:	AREF2 (46.5%), WFB (19.8%), LMF (12.0%), SGFC (5.0%), CREFI (4.7%), GSMC (4.6%), BSPRT (3.4%), JPMCB (3.3%) AND UBS AG (0.7%)
TOP 5 STATES:	CA (16.5%), NY (16.2%), TX (12.9%), GA (10.1%), MO (9.2%)
TOP 5 PROPERTY TYPES:	RT (31.7%), MF (26.6%), OF (22.0%), IN (9.9%), MU (5.2%)

RISK RETENTION:	L-Shape

MASTER SERVICER:	Trimont LLC
SPECIAL SERVICER:	Argentic Services Company LP
TRUSTEE:	Deutsche Bank National Trust Company
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	Argentic Securities Income USA 2 LLC, an affiliate of Argentic Real Estate Finance 2 LLC, Argentic Services Company LP and Argentic Securities Holdings 2 Cayman Limited

TIMING
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	Week of June 15, 2026
ANTICIPATED SETTLEMENT:	June 29, 2026

THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:	WFCM 2026-5C10
Password:	WFCM5C10

Trepp:
Dealname:	WFCM 2026-5C10
Password:	WFCM5C10

Intex:
Dealname:	WFC26510
Password:	uh0skp3v0c1qsnmiz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.